Exhibit 99.1

Leap Reports Record Net Customer Additions of Nearly 500,000 for First Quarter 2009

~ Strong Performance Results in 114 Percent Year-Over-Year Growth in Net Customer Additions ~

~ Business Delivers 29 Percent Year-Over-Year Increase in Service Revenues ~

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 5:00 p.m. EDT on Thursday, May 7, 2009 at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--May 7, 2009--Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported customer and financial results for the quarter ended March 31, 2009. For the quarter, the Company achieved approximately 493,000 net customer additions, more than double the number of net customer additions for the first quarter of 2008. First quarter net customer additions included approximately 177,000 net voice additions in the Company’s existing markets (those markets in operation prior to December 31, 2007); approximately 193,300 net voice additions in the Company’s expansion markets (those markets in operation after December 31, 2007); and approximately 122,800 net broadband additions. Churn for the quarter was 3.3 percent, an improvement from 3.6 percent in the prior year quarter.

Service revenues for the first quarter increased 29 percent over the prior year quarter to $514.0 million, with more than one-third of the increase coming from existing markets. Adjusted operating income before depreciation and amortization (OIBDA) for the Company’s existing business was $164.4 million, an increase of approximately $29.4 million, or 22 percent, over the prior year period. The Company reported adjusted OIBDA for the consolidated business of $96.8 million for the first quarter of 2009, compared to $118.7 million for the first quarter of 2008. Operating loss for the first quarter of 2009 was $1.0 million, compared to operating income of $26.1 million for the first quarter of 2008. These year-over-year decreases in adjusted OIBDA and operating income were attributable to the investments the Company made during the year to launch additional new markets and fully integrate its Cricket Broadband service.

“Our results demonstrate the strength of our business and confirm that our strategy continues to deliver results, even in the face of a challenging economic and competitive environment,” said Doug Hutcheson, Leap's president and CEO. “Coming off a solid 2008 fourth quarter, we are pleased with our impressive first quarter customer growth, which helped deliver a 29 percent annual increase in service revenues. In addition, the Company and its joint venture partner successfully launched Cricket service to nearly 17 million POPs in Chicago and Philadelphia late in the first quarter, our largest markets to date. Our newly launched markets are performing as expected, and we look forward to completing the remainder of our 2009 market launches by the middle of the year. Our Cricket Broadband service also continues to achieve attractive customer growth and remains on track to contribute positively to our financial performance in the second half of 2009. Given the continuing strength of our operating business and success of our recent market launches, we believe that we are well positioned for future growth.”

Financial Results and Operating Metrics(1)(2) (Unaudited; in millions, except for customer data and per share amounts)

	Three Months Ended March 31,
	2009	2008	Change
Service revenues	$514.0	$398.9	28.9%
Existing business service revenues(3)	$444.0	$398.9	11.3%
Total revenues	$587.0	$468.4	25.3%
Operating income (loss)	$(1.0)	$26.1	(103.8)
Adjusted OIBDA	$96.8	$118.7	(18.4%)
Adjusted OIBDA as a percentage of service revenues	19%	30%	—
Existing business adjusted OIBDA	$164.4	$135.0	21.8%
Existing business adjusted OIBDA as a percentage of existing business service revenues	37%	34%	—
Net loss	$(47.4)	$(16.9)	(180.5%)
Diluted net loss per share	$(0.74)	$(0.28)	(164.3%)
Gross customer additions(4)	889,911	550,520	61.6%
Net customer additions	492,753	230,062	114.2%
End of period customers	4,337,426	3,093,581	40.2%
Weighted-average customers	4,058,819	2,956,477	37.3%
Penetration	5.2%	5.8%	—
Churn	3.3%	3.6%	—
End of period covered POPS	~83.8	~53.2	57.5%
Average revenue per user (ARPU)	$42.21	$44.98	(6.2%)
Cash costs per user (CCU)	$20.03	$21.73	(7.8%)
Cost per gross addition (CPGA)	$195	$159	22.6%
Cash purchases of property and equipment	$201.8	$157.2	28.4%
Unrestricted cash, cash equivalents and short-term investments	$488.1	$508.7	(4.0%)

(1) The results and operating metrics for the three months ended March 31, 2009 include the operations of the markets in South Carolina and Georgia acquired from Hargray Communications Group in April 2008.

(2) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(3) The term “existing markets” in this release refers to the Company’s markets in service on December 31, 2007, and the term “expansion markets” refers to the Company’s markets which launched service after December 31, 2007. The term “existing business” refers to the Company’s business operations in existing markets, excluding any effects of the Company’s Cricket Broadband service.

(4) We recognize a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

  Service revenues for the first quarter of 2009 increased 29 percent over the prior year period to $514.0 million. This increase was primarily the result of the growth in average total customers due to new market launches, existing market customer growth and customer acceptance of our Cricket Broadband service.
  First quarter of 2009 operating loss was $1.0 million, compared to operating income of $26.1 million for the first quarter of 2008, reflecting increased expenses associated with the launch of Cricket service in Chicago and Philadelphia late in the first quarter of 2009 and the upcoming launch of Cricket service in Baltimore and Washington D.C. and continued investments in the Company’s Cricket Broadband service.
  Adjusted OIBDA of $96.8 million for the first quarter of 2009 includes $67.6 million in negative OIBDA associated with the Company’s new initiatives, including its launch of new markets and continued investment in its Cricket Broadband service. Existing business adjusted OIBDA for the first quarter of 2009 was $164.4 million, compared to $135.0 million in the first quarter of 2008.
  Net loss for the first quarter of 2009 was $47.4 million, or $0.74 per diluted share, compared to a net loss of $16.9 million, or $0.28 per diluted share, for the first quarter of 2008.
  End of period customers for first quarter 2009 were 4,337,426, a 40 percent increase from end of period customers in first quarter 2008.
  Customer churn for the first quarter of 2009 was 3.3%, down from 3.6% in the prior year quarter, reflecting the success of the Company’s ongoing customer retention and loyalty programs, the effects of improving customer tenure in our existing markets and improvements due to the Company’s coverage enhancement activities in existing markets.
  First quarter 2009 ARPU declined 6 percent from the prior year quarter, and less than 1 percent from the fourth quarter of 2008, to $42.21, primarily reflecting customer acceptance of the Company’s Cricket Broadband and Cricket PAYGo services which are priced lower than the Company’s most popular Cricket Wireless service plans.
  Capital expenditures during the first quarter of 2009 were $201.8 million, including $12.2 million of capitalized interest.

Other Key Operational Highlights

  Through the Company’s joint venture partner, introduced Cricket service to approximately 10.4 million POPs in the greater Chicago area during the first quarter of 2009, the largest Cricket market to date. In addition to covering the greater Chicago area, there is now contiguous Cricket coverage stretching from more than 60 miles south of Chicago in Kankakee to as far north as central Wisconsin.
  Introduced Cricket service in the greater Philadelphia area. Cricket’s network covers approximately 4,500 square miles and nearly 6.3 million POPs and extends from Philadelphia and the surrounding suburbs, across South Jersey to Atlantic City and down to Wilmington in Northern Delaware.
  Launched four new tri-band phones: the Cricket A-100, the Kyocera S1300, the Samsung r211 and the Nokia 3606.
  Debuted the lower cost, AWS-compatible A600 modem.
  Introduced Mobile Music, allowing Cricket customers the ability to easily download songs directly to their wireless devices and personal computers.
  Announced Cricket MyPerks™, a free, opt-in service that provides information and entertainment content, along with valued offers, directly to the home screen of customers’ mobile devices.
  Announced new partnership with Rebuilding Together, the nation's leading nonprofit group working to preserve affordable homeownership and revitalize communities.
  Cricket named one of the Top 100 Companies to Work For by SaVoy Professional magazine for its diversity efforts.

“We are pleased with the addition of nearly a half-million net new Cricket customers and the increasing scale associated with them, as demonstrated by the 8 percent year-over-year improvement in cash cost per user (CCU) to $20.03,” said Walter Berger, Leap’s executive vice president and chief financial officer. “In addition, we continue to see momentum in our existing business as reflected in the 37 percent adjusted OIBDA margin, an increase from 34 percent in the first quarter of 2008, as well as the strong customer margin contribution in our existing business. The investments we are making to support the capital and operating expenses of our current new initiatives continue to decline after hitting their peak in the fourth quarter of 2008. We remain on track to meet our business goals and outlook for the year.”

Updated Business Outlook

  Net customer additions for fiscal year 2009 are expected to be greater than 1.5 million, which includes voice and broadband additions in our existing and expansion markets.
  Adjusted OIBDA for fiscal year 2009 is expected to be between $560 million and $640 million. The foregoing projection reflects the Company’s expectation for continued adjusted OIBDA growth in its existing business, the anticipated operational and financial performance of the expansion markets Cricket and its joint venture partner have launched and are expected to launch through mid-2009, and the operational and financial performance of the Company’s Cricket Broadband service.
  Capital expenditures for fiscal year 2009, excluding capitalized interest costs, are expected to be between $625 million and $725 million, which include annual capital expenditures to support the on-going growth and development of the Company’s existing networks in markets in commercial operation for one year or more, and continued investments expected to be made for additional new market launches.
  The Company and its joint venture partner expect to cover up to approximately 25 million additional POPs by the middle of 2009 (as measured on a cumulative basis from January 2009). The Company also previously identified up to approximately 16 million additional POPs that it could elect to cover with Cricket service within the next 18-24 months. The Company currently expects to make a determination with respect to any launch of these additional POPs by the middle of 2009 and currently intends to fund costs required to build-out and launch any of these new markets with cash generated from operations.
  Adjusted OIBDA is expected to grow at a compound annual growth rate of 35 percent or greater from 2007 through 2010. The foregoing projection excludes any effects of launching additional POPs beyond our current market expansion plans or pursuing other significant business opportunities.

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-599-9829 (domestic) or 1-617-847-8703 (international) and enter passcode number 43340400. If listening via telephone, the accompanying presentation slides may be accessed by visiting, http://investor.leapwireless.com. Please choose the 'Live Phone' option to view the slides in real time as otherwise there will be a 30 second delay. Individuals dialing into the live call are encouraged to call in at least 15 minutes prior to the start time in order to register and be placed into the call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the 'webcast' option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available two hours after the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) and entering the reservation number 80110591.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures now operate in 32 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, existing business adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions in “Updated Business Outlook” for fiscal year 2009 and future years, our plans to offer our services to additional covered POPs and our expectations regarding growth and future products, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement product offerings and execute effectively on our planned coverage expansion, launches of markets we acquired in the FCC’s auction for Advanced Wireless Services, or Auction #66, and other strategic activities;
  our ability to obtain roaming services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through our existing cash, cash generated from operations or additional capital, or delays by existing U.S. government and other private sector wireless operations in clearing the AWS spectrum, some of which users are permitted to continue using the spectrum for several years;
  our ability to attract, motivate and retain an experienced workforce;
  our ability to comply with the covenants in our senior secured credit facilities, indentures and any future credit agreement, indenture or similar instrument;
  failure of our network or information technology systems to perform according to expectations; and
  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which we expect to file shortly with the SEC, and our Annual Report on Form 10-K for the year ended December 31, 2008.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo and Cricket MyPerks. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS(1)(2) (In thousands, except share amounts)

	March 31, 2009	December 31, 2008
Assets	(Unaudited)
Cash and cash equivalents	$181,883	$357,708
Short-term investments	306,229	238,143
Restricted cash, cash equivalents and short-term investments	4,559	4,780
Inventories	103,917	126,293
Other current assets	59,185	51,948
Total current assets	655,773	778,872
Property and equipment, net	1,956,566	1,842,718
Wireless licenses	1,892,182	1,841,798
Assets held for sale	—	45,569
Goodwill	430,101	430,101
Intangible assets, net	28,409	29,854
Other assets	87,759	83,945
Total assets	$5,050,790	$5,052,857
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$328,591	$325,294
Current maturities of long-term debt	14,000	13,000
Other current liabilities	185,499	162,002
Total current liabilities	528,090	500,296
Long-term debt	2,561,046	2,566,025
Deferred tax liabilities	224,060	217,631
Other long-term liabilities	87,182	84,350
Total liabilities	3,400,378	3,368,302
Redeemable noncontrolling interests	74,815	71,879
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 70,161,914 and 69,515,526 shares issued and outstanding at March 31, 2009 and December 31 2008, respectively	7	7
Additional paid-in capital	1,844,950	1,835,468
Accumulated deficit	(264,237)	(216,877)
Accumulated other comprehensive loss	(5,123)	(5,922)
Total stockholders’ equity	1,575,597	1,612,676
Total liabilities and stockholders’ equity	$5,050,790	$5,052,857

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)(2) (Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008

Revenues:
Service revenues	$514,005	$398,929
Equipment revenues	72,982	69,455
Total revenues	586,987	468,384
Operating expenses:
Cost of service (exclusive of items shown separately below)	144,344	111,170
Cost of equipment	157,796	114,221
Selling and marketing	103,523	58,100
General and administrative	96,177	75,907
Depreciation and amortization	89,733	82,639
Total operating expenses	591,573	442,037
Gain (loss) on sale or disposal of assets	3,581	(291)
Operating income (loss)	(1,005)	26,056
Equity in net income (loss) of investee	1,479	(1,062)
Interest income	945	4,781
Interest expense	(41,851)	(33,357)
Other expense, net	(63)	(4,036)
Loss before income taxes	(40,495)	(7,618)
Income tax expense	(6,865)	(9,278)
Net loss	(47,360)	(16,896)
Accretion of redeemable noncontrolling interests	(2,936)	(1,923)
Net loss attributable to common stockholders	$(50,296)	$(18,819)
Loss per share attributable to common stockholders:
Basic	$(0.74)	$(0.28)
Diluted	$(0.74)	$(0.28)
Shares used in per share calculations:
Basic	68,189	67,529
Diluted	68,189	67,529

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)(2) (Unaudited and in thousands)

	Three Months Ended March 31,
	2009	2008
Operating activities:
Net cash provided by operating activities	$99,952	$135,680
Investing activities:
Purchases of property and equipment	(201,785)	(157,237)
Change in prepayments for purchases of property and equipment	(1,494)	(2,601)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(2,545)	(70,877)
Proceeds from sale of wireless licenses and operating assets	2,965	—
Purchases of investments	(234,563)	(19,744)
Sales and maturities of investments	165,914	124,341
Purchase of membership units of equity method investment	—	(1,033)
Change in restricted cash	(1,134)	(251)
Net cash used in investing activities	(272,642)	(127,402)
Financing activities:
Repayment of long-term debt	(3,654)	(2,250)
Proceeds from issuance of common stock, net	853	2,977
Other	(334)	(5,158)
Net cash used in financing activities	(3,135)	(4,431)
Net increase (decrease) in cash and cash equivalents	(175,825)	3,847
Cash and cash equivalents at beginning of period	357,708	433,337
Cash and cash equivalents at end of period	$181,883	$437,184

Supplementary disclosure of cash flow information:
Cash paid for interest	$41,187	$19,767
Cash paid for income taxes	$3	$52

Explanatory Notes to Financial Statements

(1) The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with Financial Accounting Standards Board Interpretation No. 46-R, “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

(2) On January 1, 2009, we adopted the provisions of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51,” or SFAS 160, which requires noncontrolling interests to be presented as a separate component of equity in the consolidated balance sheet. SFAS 160 also modifies the presentation of net income by requiring earnings and other comprehensive income to be attributed to controlling and noncontrolling interests. The cumulative impact to the Company’s financial statements as a result of the adoption of SFAS 160 resulted in a $9.2 million reduction to stockholders’ equity, a $5.8 million reduction to deferred tax liabilities and a $15.0 million increase to redeemable noncontrolling interests (formerly referred to as minority interests) as of December 31, 2008. The Company retrospectively applied SFAS 160 to all prior periods.

(3) The following table summarizes operating data for the Company’s consolidated operations for the three months ended March 31, 2009 and 2008 (unaudited; in thousands, except percentages):

	Three Months Ended March 31,				Change from Prior Year
	2009	% of 2009 Service Revenues	2008	% of 2008 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$514,005		$398,929		$115,076	28.8%
Equipment revenues	72,982		69,455		3,527	5.1%
Total revenues	586,987		468,384		118,603	25.3%
Operating Expenses:
Cost of service	144,344	28.1%	111,170	27.9%	33,174	29.8%
Cost of equipment	157,796	30.7%	114,221	28.6%	43,575	38.1%
Selling and marketing	103,523	20.1%	58,100	14.6%	45,423	78.2%
General and administrative	96,177	18.7%	75,907	19.0%	20,270	26.7%
Depreciation and amortization	89,733	17.5%	82,639	20.7%	7,094	8.6%
Total operating expenses	591,573	115.1%	442,037	110.8%	149,536	33.8%
Gain (loss) on sale or disposal of assets	3,581	0.7%	(291)	(0.1%)	3,872	1,330.6%
Operating income (loss)	$(1,005)	(0.2%)	$26,056	6.5%	$(27,061)	(103.9%)

(4) Total share-based compensation expense related to all of the Company’s share-based awards for the three months ended March 31, 2009 and 2008 was allocated as follows (unaudited; in thousands, except per share data):

	Three Months Ended March 31,
	2009	2008
Cost of service	$844	$903
Selling and marketing expenses	1,583	1,356
General and administrative expenses	9,228	7,443
Share-based compensation expense	$11,655	$9,702
Share-based compensation expense per share:
Basic	$0.17	$0.14
Diluted	$0.17	$0.14

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(5) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers for our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(6) ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and customers for our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(7) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended March 31,
	2009	2008
Selling and marketing expense	$103,523	$58,100
Less share-based compensation expense included in cost of selling and marketing expense	(1,583)	(1,356)
Plus cost of equipment	157,796	114,221
Less equipment revenue	(72,982)	(69,455)
Less net loss on equipment transactions unrelated to initial customer acquisition	(13,448)	(14,020)
Total costs used in the calculation of CPGA	$173,306	$87,490
Gross customer additions	889,911	550,520
CPGA	$195	$159

(8) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended March 31,
	2009	2008
Cost of service	$144,344	$111,170
Plus general and administrative expense	96,177	75,907
Less share-based compensation expense included in cost of service and general and administrative expense	(10,072)	(8,346)
Plus net loss on equipment transactions unrelated to initial customer acquisition	13,448	14,020
Total costs used in the calculation of CCU	$243,897	$192,751
Weighted-average number of customers	4,058,819	2,956,477
CCU	$20.03	$21.73

(9) Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit).

Existing business adjusted OIBDA is a non-GAAP financial measure that further adjusts adjusted OIBDA to exclude total revenues attributable to the Company’s business operations in expansion markets launched after December 31, 2007 and the Company’s Cricket Broadband service offering that were included in total revenues, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted-average customers by market. Adjusted OIBDA and existing business adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and existing business adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of the Company’s operating performance. The Company uses adjusted OIBDA and existing business adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and existing business adjusted OIBDA facilitate internal comparisons of the Company’s historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, existing business adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted OIBDA and existing business adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

  they do not reflect capital expenditures;
  although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and existing business adjusted OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect the interest expense necessary to service interest or principal payments on current future indebtedness;
  they do not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Management understands these limitations and considers adjusted OIBDA and existing business adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA and existing business adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and existing business adjusted OIBDA (unaudited; in thousands):

	Three Months Ended March 31,
	2009	2008
Operating income (loss)	$(1,005)	$26,056
Plus depreciation and amortization	89,733	82,639
OIBDA	88,728	108,695
Less (gain) loss on sale or disposal of assets	(3,581)	291
Plus share-based compensation expense	11,655	9,702
Adjusted OIBDA	$96,802	$118,688
Plus net operating expense attributable to expansion markets and the Company’s Cricket Broadband service included in total operating expenses	67,561	16,274

Existing business adjusted OIBDA	$164,363	$134,962

CONTACT:
Leap Wireless International, Inc.
Greg Lund, Media Relations, 858-882-9105
glund@leapwireless.com
or
Amy Wakeham, Investor Relations, 858-882-6084
awakeham@leapwireless.com